Exhibit 99.1

Joint Statement Regarding a Settled Dispute

We have resolved our differences and have forgiven each other for the associated hurts. We have prepared this joint statement to explain to outsiders why we had such a heated dispute.

Mitch Collins and Parkway now recognize that their accusations and statements against the other were based on a number of assumptions. Neither of us adequately considered the other's perspective and neither was correct.

Mitch Collins and Parkway apologize to the other for all the accusations made. Mitch knows of no SEC filings, budgeting, accounting and financial disclosures which have not complied with applicable laws and professional and ethical standards.

Parkway Properties states that, despite their announcement on the same date, Parkway's decision to reduce its dividend in early 2010 was not due to any failure of performance by Mitch Collins. On the contrary, Mitch Collins was a fully competent public company CFO.

We parted company because we were just not a good fit for each other at that particular time. It's just that simple. We regret anything and everything that we have done that may have caused others to believe otherwise.

Mitchell Collins	Charles T. Cannada
/s/ Mitchell Collins	/s/ Charles T. Cannada